EXHIBIT 21.1

Subsidiaries of Registrant

 1.      Powertech Holdings Company Limited, a British Virgin Islands corporation

 2.      Sinopower Holdings International Co. Limited, a Hong Kong corporation

 3.      SinoPower Solar Energy Engineering Co. Limited, a Hong Kong corporation

 4.      SinoPower Holding (Hong Kong) Co. Limited, a Hong Kong corporation

 5.      SolarPower Investment Company Limited (formerly Byconcept Hong Kong Co. Limited, a Hong Kong corporation

 6.      SinoPower Solar Energy Co. Limited, a Hong Kong corporation

 7.      SinoPower Solar Investment Co. Limited, a Hong Kong corporation

 8.      HongKong Hydroponics Company Limited, a Hong Kong corporation